CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm”, “Financial Statements and Experts” and "Representations and Warranties", and to the use of our reports dated May 5, 2006 with respect to Dreyfus Connecticut Intermediate Municipal Bond Fund and June 9, 2006 (except for Note 6 as to which the date is January 29, 2007) with respect to Dreyfus Premier State Municipal Bond Fund - Connecticut Series, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier State Municipal Bond Fund - Connecticut Series.

ERNST & YOUNG LLP

New York, New York
February 2, 2007